GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

GROUP ANNUITY CONTRACT NO. [2003-TSAGAC 403(B)]

ISSUE DATE: [AUGUST 1, 2003]

CONTRACT HOLDER:  [EMPLOYER OR TRUST]
--------------------------------------------------------------------------------

This Group Annuity Contract is issued in consideration of payment of the Contributions.

The terms of this Group Annuity Contract, which includes the following pages, are agreed to by the Contract Holder and The Equitable Life Assurance Society of the United States ("Equitable").

This Group Annuity Contract provides for a Variable Annuity Payout Benefit Option. If elected, this Benefit will fluctuate with the investment results of the Investment Options selected under the Benefit. It will increase when the average annual rate of net investment return is more than 5% and decrease if it is less than 5%. The combined maximum annual separate account charges applicable to the Variable Annuity Payout Benefit will be [1.55%]; therefore, the smallest annual rate of investment return, required to ensure that the dollar amount of Variable Annuity Payouts illustrated in the Certificate will not decrease is [6.55%].

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

                          [1290 AVENUE OF THE AMERICAS

                            NEW YORK, NEW YORK 10104]

/s/ Christopher M. Condron                   /s/ Pauline Sherman
-------------------------------------        -----------------------------------
Christopher M. Condron                       Pauline Sherman
President and Chief Executive Officer        Senior Vice President, Secretary
                                             and Associate General Counsel

GROUP FLEXIBLE PREMIUM COMBINATION FIXED AND VARIABLE DEFERRED ANNUITY CONTRACT.

THE PORTION OF ANNUITY ACCOUNT VALUE HELD IN THE VARIABLE SEPARATE ACCOUNT MAY INCREASE OR DECREASE IN VALUE.

INTEREST RATE IS GUARANTEED WITH RESPECT TO THE PORTION OF THE ANNUITY ACCOUNT VALUE HELD IN THE GUARANTEED INTEREST OPTION.

                    FIXED ANNUITY BENEFITS- NON-PARTICIPATING

THIS GROUP ANNUITY CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT ("MVA") FORMULA WHICH MAY RESULT IN A POSITIVE OR NEGATIVE ADJUSTMENT IN BENEFITS. AN MVA WILL NOT APPLY (1) UPON TRANSFER TO A NEW FIXED MATURITY OPTION (OR WITHIN 30 DAYS THEREAFTER), OR (2) UPON WITHDRAWAL OF THE AMOUNT ALLOCATED TO A FIXED MATURITY OPTION ON THE EXPIRATION DATE OF SUCH FIXED MATURITY OPTION (WITHDRAWAL CHARGES MAY ALSO APPLY)


2003-GAC 403(B)
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
                                TABLE OF CONTENTS
                                                                                    PAGE

PART I      -        DEFINITIONS                                                      4

PART II     -        INVESTMENT OPTIONS                                               9

                     SECTION 2.01   TYPES OF INVESTMENT OPTIONS
                     SECTION 2.02   AVAILABILITY OF INVESTMENT OPTIONS
                     SECTION 2.03   GUARANTEED INTEREST OPTION-CONDITIONS
                     SECTION 2.04   SEPARATE ACCOUNT
                     SECTION 2.05   VARIABLE INVESTMENT OPTIONS/ACCUMULATION
                                    UNITS AND UNIT VALUES
                     SECTION 2.06   CHANGES WITH RESPECT TO VARIABLE
                                    SEPARATE ACCOUNTS
                     SECTION 2.07   FIXED MATURITY OPTION (FMO)

PART III    -        CONTRIBUTIONS AND ALLOCATIONS                                   16

                     SECTION 3.01   CONTRIBUTIONS
                     SECTION 3.02   ALLOCATIONS

PART IV     -        TRANSFERS AMONG INVESTMENT OPTIONS                              17

                     SECTION 4.01   TRANSFER REQUESTS
                     SECTION 4.02   TRANSFER RULES

PART V      -        WITHDRAWALS, DISTRIBUTIONS, DEATH BENEFITS AND TERMINATION      19

                     SECTION 5.01   RESTRICTIONS ON WITHDRAWALS, DISTRIBUTIONS AND
                                    ANNUITY BENEFITS
                     SECTION 5.01A  WITHDRAWALS
                     SECTION 5.01B  DIRECT ROLLOVER OPTION
                     SECTION 5.01C  REQUIRED MINIMUM DISTRIBUTIONS
                     SECTION 5.02   DEATH BENEFIT
                     SECTION 5.02A  BENEFICIARY CONTINUATION OPTION
                     SECTION 5.03   BENEFICIARY
                     SECTION 5.04   DISCONTINUANCE OF CONTRIBUTIONS

PART VI     -        PLAN LOANS                                                      28

                     SECTION        6.01 LOANS

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                          TABLE OF CONTENTS (CONTINUED)

PART VII    -        ANNUITY BENEFITS                                                31

                     SECTION 7.01A  FORMS OF DISTRIBUTION
                     SECTION 7.01B  ELECTION/REPORT FOR ANNUITY BENEFIT
                     SECTION 7.02   ANNUITY  BENEFIT FORMS
                     SECTION 7.03   AMOUNT OF ANNUITY BENEFITS
                     SECTION 7.04   ANNUITY BENEFIT
                     SECTION 7.05   COMMENCEMENT OF ANNUITY BENEFITS
                     SECTION 7.06   CONDITIONS
                     SECTION 7.07   CHANGES

PART VIII   -        ALLOCATED ACCOUNTS; FORFEITURE ACCOUNT                          35

                     SECTION 8.01   PARTICIPANT ACCOUNTS
                     SECTION 8.02   FORFEITURES/FORFEITURE ACCOUNT

PART IX     -        CHARGES                                                         36

                     SECTION 9.01   WITHDRAWAL CHARGES
                     SECTION 9.02   THIRD PARTY TRANSFERS
                     SECTION 9.03   ADMINISTRATIVE AND OTHER
                                    CHARGES DEDUCTED FROM ANNUITY ACCOUNT
                                    VALUE
                     SECTION 9.04   TRANSFER AND LOAN CHARGES
                     SECTION 9.05   VARIABLE SEPARATE ACCOUNT CHARGE
                     SECTION 9.06   PLAN RECORDKEEPING SERVICE CHARGES
                     SECTION 9.07   ONGOING OPERATIONS CHARGE
                     SECTION 9.08   APPLICABLE TAX CHARGES
                     SECTION 9.09   CHANGES

PART X      -        GENERAL PROVISIONS                                              39

                     SECTION 10.01  CONTRACT
                     SECTION 10.02  STATUTORY COMPLIANCE
                     SECTION 10.03  DEFERMENT
                     SECTION 10.04  ASSIGNMENTS, TRANSFERABILITY
                     SECTION 10.05  EMPLOYER'S RESPONSIBILITY
                     SECTION 10.06  PLAN STATUS
                     SECTION 10.07  MANNER OF PAYMENT
                     SECTION 10.08  REPORTS AND NOTICES
                     SECTION 10.09  CONTRACT HOLDER'S RESPONSIBILITY

----------------------------

                     TABLE OF GUARANTEED ANNUITY PAYMENTS                            42


2003-GAC 403(B)
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                              PART I - DEFINITIONS

SECTION 1.01-ACCUMULATION UNIT

"Accumulation Unit" means a unit of measure used to calculate the variable Annuity Account Value during the accumulation period.

SECTION 1.02-ACCUMULATION UNIT VALUE

"Accumulation Unit Value" means the dollar value of each Accumulation Unit in a Separate Account on a given date.

SECTION 1.03-ANNUITY ACCOUNT VALUE

"Annuity Account Value" means the sum of the amounts held for the benefit of a Participant in the Investment Options, including any amount in the Loan Reserve Account.

SECTION 1.04-ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by Equitable pursuant to Part VII of this Contract.

SECTION 1.05-ANNUITY COMMENCEMENT DATE

"Annuity Commencement Date" means the date on which annuity payments to a Participant are to commence as reported to Equitable by the Employer.

SECTION 1.06-ANNUITY UNIT

"Annuity Unit" means a unit of measure used after the Annuity Commencement Date to calculate the amount of variable annuity payout.

SECTION 1.07-APPLICATION

 "Application" means the Application for this Group Annuity Contract or participation in this Group Annuity Contract by the Employer and accepted by Equitable.

SECTION 1.08-BENEFICIARY

"Beneficiary" means the person designated by the Participant under the Plan to receive the death benefit.

SECTION 1.09-BUSINESS DAY

"Business Day" is any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 p.m. Eastern Time or such other time as we state in writing to you.

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SECTION 1.10-CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value held for a Participant, less any charge that applies as described in Part IX, "Charges". The Cash Value at any time will be reduced by any outstanding loan plus accrued interest and the amount of any forfeiture as described in Section 8.02 "Forfeitures/Forfeiture Account".

SECTION 1.11-CERTIFICATE

"Certificate" means the information provided to a Participant in certificate form which describes the Participant's rights under the Contract.

SECTION 1.12-CODE

"Code" means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws, and includes applicable tax regulations.

SECTION 1.13-CONTRACT

"Contract" means this Group Annuity Contract and Application between the Contract Holder, Employer and Equitable providing a variable annuity to fund the Plan. The terms of the Contract, are agreed to by the Employer and Equitable.

SECTION 1.14-CONTRACT DATE

"Contract Date" means the date following Equitable's acceptance of an application on which the first Participant is enrolled under the Contract, with respect to a Plan.

SECTION 1.14A-CONTRACTHOLDER

The person or entity as set forth on the cover page of this Contract.

SECTION 1.15-CONTRACT YEAR

"Contract Year" with respect to a Plan means the twelve month period starting on
(i) the Contract Date and (ii) each anniversary of the Contract Date, unless Equitable agrees to another period.

SECTION 1.16-CONTRIBUTION

"Contribution" means a payment remitted to Equitable under Section 3.01 "Contributions".

SECTION 1.17-EMPLOYER

"Employer" means a state, a political subdivision of a State or an agency or instrumentality of any of the foregoing, with respect to employees who perform services for any educational organization, as described in Section 170(b)(1)(A)(ii) of the Code.

SECTION 1.18-EXPIRATION DATE

"Expiration Date" means the date that a Fixed Maturity Option matures.

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SECTION 1.19-FIXED MATURITY AMOUNT

"Fixed Maturity Amount" (FMA) means the amount held with respect to a given Fixed Maturity Option. The Fixed Maturity Amount reflects Contributions and transfers made to a Fixed Maturity Option, plus interest at the Fixed Maturity Option Rate to Maturity, minus any withdrawals, transfers and charges, if any, deducted from an Fixed Maturity Option.

SECTION 1.20-FIXED MATURITY OPTION

"Fixed Maturity Option" (FMO) means the Investment Option that specifies a period of time during which an interest rate is guaranteed to remain the same for amounts allocated to and held for such period until its expiration.

SECTION 1.21-GUARANTEED INTEREST OPTION

"Guaranteed Interest Option" (GIO) means the Investment Option that pays interest at guaranteed rates set by Equitable from time to time.

SECTION 1.22-GUARANTEED INTEREST RATE

"Guaranteed Interest Rate" means the effective annual rate at which interest accrues on amounts allocated to the Guaranteed Interest Option.

SECTION 1.23-INVESTMENT OPTION

"Investment Option" means a Variable Investment Option, Fixed Maturity Option, or Guaranteed Interest Option.

SECTION 1.24-PARTICIPANT

"Participant" means an individual covered under the Plan who has been enrolled under this Contract and for whom Equitable maintains an Annuity Account Value.

SECTION 1.25-PARTICIPATION DATE

"Participation Date" means the earliest of (a) the Business Day on which the Participant has been enrolled under this Contract (b) the Business Day on which the Participant was enrolled under the Prior Contract, if applicable, and (c) the Business Day on which the first Contribution for the Participant is received at the Processing Office.

SECTION 1.26-PARTICIPATION YEAR

"Participation Year" means, with respect to the Participant, the twelve month period starting on (i) the Participation Date and (ii) each anniversary of the Participation Date, unless Equitable agrees to another period.

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SECTION 1.27-PLAN

"Plan" means the plan, arrangement or program maintained or adopted by the Employer and named in the Application that is intended to meet the requirements for qualification under Section 403(b) of the Code. Equitable is not a party to the Plan.

SECTION 1.28-PORTFOLIO

"Portfolio" means a separate class (or series) of shares of a specified trust or investment company, where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.29-PRIOR CONTRACT

"Prior Contract" means a contract issued by Equitable and from which the Employer and Equitable have agreed to transfer certain liabilities associated with the Plan under such prior Contract, if applicable, to this contract.

SECTION 1.30-PROCESSING OFFICE

"Processing Office" means Equitable's administrative office or such other location as Equitable may designate upon written notice to the Employer. Equitable may establish more than one Processing Office. For example, the Employer may be asked to send Contributions to one location and other transaction requests to a different location. Contributions and other transaction requests are only considered received by Equitable when they arrive at the appropriate Processing Office in a form we accept.

SECTION 1.31-PROCESSING DATE

"Processing Date" means the day(s) Equitable deducts charges from the Annuity Account Value.

SECTION 1.32-RATE TO MATURITY

"Rate to Maturity" means a specified interest rate that Equitable credits to amounts allocated to a Fixed Maturity Option. Different Fixed Maturity Options have different Rates to Maturity. Also, Contributions and transfers made at different times to the same Fixed Maturity Option may have different Rates to Maturity.

SECTION 1.33-SEPARATE ACCOUNT

"Separate Account" means Separate Account 48 and the Variable Separate
Account(s).

SECTION 1.34-SOURCES OF CONTRIBUTIONS

"Sources of Contributions" means any of the following that may apply:

     [(a) Employer Contributions: Contributions made by the Employer under the Plan, other than those described in the items below.

     (b) Employer Matching Contributions: Employer Contributions matching Salary Reduction Contributions under the terms of the Plan.

     (c)   Qualified Non-Elective and Qualified Matching Contributions:
           Contributions made by the Employer to meet the requirements of the nondiscrimination tests set forth in the Code.

     (d)   Salary Reduction Contributions (Elective Deferral Contributions):
           Contributions under a salary reduction agreement that an employee enters into with the Employer under the Plan.

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     (e)   Rollover Contributions: Contributions of eligible rollover distributions directly or indirectly from another 403(b) arrangement or other eligible retirement plan under the Code.

     (f) After Tax Contributions: Amounts reported by the Employer as having after-tax consequences under the Code.

     (g) Direct Transfer Contributions: Amounts directly transferred from one 403(b) arrangement to another pursuant to Revenue Ruling 90-24.]

SECTION 1.35-TRANSACTION DATE

"Transaction Date" means the Business Day Equitable receives a Contribution or a processing request at the appropriate Processing Office. Transaction requests must be in a form acceptable to Equitable.

SECTION 1.36-VARIABLE INVESTMENT OPTION

"Variable Investment Option" means either a sub-account of a Variable Separate Account, or a Variable Separate Account that has not been divided into sub-accounts. A Variable Investment Option may invest its assets in a Portfolio.

SECTION 1.37-VARIABLE SEPARATE ACCOUNT

"Variable Separate Account(s) refers to Equitable's Separate Account [A] and any Separate Accounts added to this Contract as described in Part II. Variable Separate Accounts may be divided into subaccounts.

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                          PART II - INVESTMENT OPTIONS

SECTION 2.01-TYPES OF INVESTMENT OPTIONS

The Investment Options are specified in the Application as Equitable designates in its discretion for purposes of the transfer rules described in Section 4.02 "Transfer Rules". The Application will identify the specific Investment Options available pursuant to the terms of Section 2.02 "Availability of Investment Options".

SECTION 2.02-AVAILABILITY OF INVESTMENT OPTIONS

The Application sets forth the Investment Options available under this Contract.

Part III of this Contract titled "Contributions and Allocations" describes the allocation of Contributions among Investment Options pursuant to the Employer's election on the Application. Such election is subject to the following:

(a) The availability of Investment Options may be subject to the terms of such Plan, as reported to Equitable by the Employer.

(b) Equitable reserves the right to change, limit or amend the number of Investment Options that a Employer may elect.

SECTION 2.03-GUARANTEED INTEREST OPTION-CONDITIONS

(A)  GUARANTEED INTEREST OPTION

     Any amount held in the Guaranteed Interest Option ("GIO") becomes part of Equitable's general assets, which support the guarantees of this Contract as well as other policies and contracts that Equitable offers.

     The amount in such GIO at any time with respect to the Contract is equal to the sum of:

     o all amounts that have been allocated or transferred to such GIO, plus

     o the amount of any interest credited, less

     o all amounts that have been withdrawn (including charges) or transferred from such Option.

     Equitable will credit the amount held in the GIO with interest at effective annual rates that Equitable sets. Equitable will also set a minimum Guaranteed Interest Rate that will remain in effect throughout a stated twelve-month period or a calendar year. Equitable credits interest daily to amounts in the GIO.

     For each Participant, Equitable guarantees that any rate so determined will never be less than [1.5%/3%].

(B)  CONDITIONS

     The Employer agrees:

        (i) With respect to the investment option of the Plan that is funded under the GIO and to the extent that the Plan provides for allocations to, and transfers to and from, such option are to be made solely at the discretion of the Participants covered by the Plan. Such allocations and transfers will be made without any direction from the Employer. Equitable is to be given at least 60 days advance written notice by the Employer of any noncompliance with this condition.

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        (ii) The Employer is to provide Equitable with any amendment to the Plan or its investment policy, any communication to the Participants covered by the Plan concerning the GIO or the investment option of the Plan to which it relates, or any change in the manner in which the Plan is administered. Any such document is to be provided to Equitable at least 60 days before its effective date. Equitable may also request, and the Employer will thereupon provide, any other information that Equitable reasonably determines would bear upon the flow of funds to and from the GIO.

     If the conditions stated in (i) and (ii) above are not complied with or, if the Employer fails to remit Contributions in accordance with Part III on "Contributions and Allocations" or if Equitable determines and so notifies the Employer by written notice that an amendment to the Plan, its investment policy, or any change in the manner in which the Plan is administered would materially and adversely affect the flow of funds to or from the GIO, then Equitable will have the right to:

        1. decline further requests for transfers to or from the GIO; and/or

        2. deem that a discontinuance of contributions has occurred under
           Section 5.04, "Discontinuance of Contributions".

(C) WITHDRAWAL AND TRANSFER RULES

The cumulative total that may be withdrawn or transferred from the GIO, hereinafter referred to as the "GIO Cumulative Total" is reflected on the Application.

Transfers (as described in Part IV) and Withdrawals (other than those described in Section 9.01) in the aggregate from the GIO may not exceed the GIO Cumulative Total in a Participation Year, as determined by the greatest of the following:

     (a) a percentage of the amount in the Guaranteed Interest Option on the last day of the prior Participation Year, or,

     (b) the total of all amounts transferred at the Participant's request from the Guaranteed Interest Option to a Variable Investment Option or FMO in the prior Participation Year and the total of all amounts withdrawn at the Participant's request from the Guaranteed Interest Option (other than those described in Section 9.01) in the prior Participation Year; or

     (c) a percentage of the total of all amounts transferred into or allocated to the Guaranteed Interest Option during that Participation Year.

The percentage referred to in subsection (a) and (c) above is stated in the Application.

SECTION 2.04-SEPARATE ACCOUNT

For purposes of this Section 2.04, "Separate Account" includes Equitable Separate Account No. [48]. and the Variable Account.

Equitable has established the Separate Account(s) and maintains such Separate Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of a Separate Account are credited to or charged against it without regard to Equitable's other income, gains or losses. Assets are placed in the Separate Account(s) to support the Contract and other annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The assets of a Separate Account are Equitable's property. The portion of such assets equal to the reserves and other contract liabilities with respect to the Separate Account will not be chargeable with liabilities that arise out of any other business Equitable conducts. Equitable may transfer assets of a Separate Account in excess of the reserves and other Contract liabilities with respect to such Separate Account, to another Separate Account, or to Equitable's general account.

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Equitable may, in its discretion, invest Separate Account assets in any investment permitted by applicable law. In making its investments, Equitable may rely conclusively on the opinion of counsel (including counsel in its employ).

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SECTION 2.05-VARIABLE INVESTMENT OPTIONS/ACCUMULATION UNITS AND UNIT VALUES

The amount in a Variable Investment Option at any time is equal to the number of Accumulation Units in that Option multiplied by the Accumulation Unit Value that applies at that time. If Variable Investment Options apply as described in
Section 2.04, "Separate Account", then the terms of this section apply separately to each Variable Investment Option, unless otherwise stated.

Amounts allocated or transferred to a Variable Investment Option are used to purchase Accumulation Units of that Option. Accumulation Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units in a Variable Investment Option at any time is equal to the number of Accumulation Units purchased minus the number of Accumulation Units redeemed in that Variable Investment Option up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Variable Investment Option Accumulation Unit Value for that Transaction Date.

Equitable determines Accumulation Unit Values for each Variable Investment Option for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday that is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

The Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Variable Investment Option on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where

(a) is the value of the Portfolio shares held by the Variable Investment Option at the end of the Valuation Period (before taking into account any amounts allocated to, or withdrawn from, the Variable Investment Option for the Valuation Period, and after deduction of fees, charges and expenses of the Portfolio; for this purpose, Equitable uses the share value reported to Equitable by the Portfolio plus the applicable dividend and capital gain rates on ex-dividend date);

(b) is the value of the Portfolio shares held by the Variable Investment Option at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

(c) is the daily Variable Separate Account charges for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.06-CHANGES WITH RESPECT TO VARIABLE SEPARATE ACCOUNTS

In addition to the right reserved pursuant to the Section 2.02 "Availability of Investment Options", Equitable reserves the right, subject to compliance with applicable law, including approval of the Employer, if required:

     (a) to add Variable Investment Options to, or to remove Variable Investment Options from, the Variable Separate Account(s), or to add other Separate Accounts;

     (b) to combine any two or more Variable Investment Options or sub-funds thereof;

     (c) to transfer the assets Equitable determines to be the share of the class of contracts to which this Contract belongs from Variable Investment Option to another Variable Investment Option;

     (d) to operate any Variable Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940; in which

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         case charges and expenses that otherwise would be assessed against an underlying trust or investment company would be assessed against the Variable Separate Account.

     (e) to operate any Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940.

     (f) to deregister the Variable Separate Account under the Investment Company Act of 1940;

     (g) to restrict or eliminate any voting rights as to the Variable Separate Account;

     (h) to cause one or more Variable Investment Options to invest some or all of their assets in one or more other Portfolios.

     (i) to close an Investment Option to transfers and contributions.

Equitable reserves the right to add a Variable Investment Option in which (i) there are periods during which Contributions are restricted, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Variable Investment Option, and (iii) investments therein may mature. Equitable will have the right to reallocate amounts arising from liquidation or maturity according to the Participant's allocation instructions then in effect. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Variable Investment Option of the same type as described in this paragraph.

A Portfolio of a Variable Investment Option might, in Equitable's judgment, become unsuitable for investment by a Separate Account or a Variable Investment Option because of legal, regulatory, or federal income tax restrictions. In such event, shares of another series or shares of another unit investment trust may be substituted for shares already purchased with respect to the Separate Account or as the security to be purchased in the future, provided that such substitution meets applicable federal income tax guidelines and, to the extent required by law, has been approved by the Securities and Exchange Commission and such other regulatory authorities as may be necessary.

If the exercise of these rights results in a material change in the underlying investments of a Separate Account or Variable Investment Option, the Employer will be notified of such exercise, as required by law.

SECTION 2.07-FIXED MATURITY OPTION (FMO)

Amounts allocated to the FMO are held in Equitable's Separate Account No. [48]

The FMO is subject to a Market Value Adjustment ("MVA") formula that may result in adjustments, positive or negative, in benefits. An MVA will not apply upon transfer to a new FMO or to another Investment Option on the Expiration Date of the FMO from which the Participant's Annuity Account Value is to be transferred. The amount in a FMO before application of a MVA is called the Fixed Maturity Amount.

1. FIXED MATURITY OPTIONS

   Equitable will specify one or more FMOs. For each such FMO, Equitable guarantees to credit an interest rate (called the FMO Rate to Maturity). Interest will be credited daily to amounts in the FMO. The duration of each FMO offered under the Contract and the FMO Rate to Maturity that applies to each FMO will be furnished by Equitable upon request. One or more FMO(s) may be elected according to Equitable's rules in effect.

   Transfers to an FMO as described in Part III "Contributions and Allocations" will be allocated to the FMO(s) selected. Transfers into the FMO will receive the FMO Rate to Maturity applicable to the elected FMO as of the Business Day Equitable receives a transfer request at Equitable's Processing Office.

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   The last day of an FMO is the Expiration Date. Equitable will send notice to the Participant at least 15 days but not more than 45 days before the Expiration Date of each FMO. One of the following three options may be elected at the Expiration Date, none of which will result in a MVA:

       (a) transfer an FMO into another FMO of any duration that Equitable then offers;
       (b) transfer an FMO to another Investment Option;
       (c) make a withdrawal from the Fixed Maturity Amount.

   If no election is made with respect to amounts in an FMO as of the Expiration Date, such amounts will be transferred into an FMO with the earliest Expiration Date that occurs after the then current calendar year. If Equitable is not offering new FMOs then such amounts will be transferred into the Money Market Option . During the 30 days following the Expiration Date, the full Fixed Maturity Amount (less any withdrawals or transfers made or charges deducted during such 30 day period) may be transferred into a new FMO or a Variable Investment Option. In no event may the Participant elect an FMO that extends beyond the Annuity Commencement Date.

   Equitable has the right, subject to compliance with applicable law, to: (a) add new Separate Accounts to be used for the same purpose as Separate Account 48, (b) divide Separate Account [48] into two or more Separate Accounts to be used for the same purpose, and (c) combine Separate Account [48] with any other Separate Account that is used for the same purpose as Separate [48].

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

2. TRANSFERS, WITHDRAWALS, DEATH AND ANNUITY BENEFITS

   If a request is made, other than as described in item 1 above, for a transfer to an Investment Option as described in Section 4.01 "Transfer Requests" or a withdrawal as described in Section 5.01A "Withdrawals" or any transaction described in Section 5.03 "Discontinuance of Contributions", any such transfer or withdrawal from an FMO, will be subject to a market value adjustment described below. For this purpose, the Annuity Account Value in the Fixed Maturity Option will be after the market value adjustment. The market value adjustment will be in addition to any charges that apply as described in Section 9.01 "Withdrawal Charges".

   In addition, amounts applied from an FMO to provide a death benefit as described in Section 5.02 "Death Benefit", an annuity as described in Part VII "Annuity Benefits" or any other annuity form offered by Equitable, will be subject to a MVA. The death benefit will be the larger of (a) the Annuity Account Value in Separate Account No. [48] and (b) the Fixed Maturity Amount. That is, a negative MVA will not apply.

   No transfers are permitted to an FMO from any Investment Option after the initial Contribution or transfer into such FMO.

   The minimum amount that may be transferred from an FMO after the initial allocation is [$300] or the Fixed Maturity Amount, if less.

3. MARKET VALUE ADJUSTMENT

   The market value adjustment applicable upon withdrawal of the Fixed Maturity Amount from an FMO that applies to the Participant is determined as follows:

       (a) Equitable determines the Fixed Maturity Amount that will be payable on the Expiration Date, using the Guaranteed Rate for such FMO.

       (b) Equitable determines the period remaining in the FMO (based on the Business Day Equitable receives the Participant's transaction request at Equitable's Processing Office or effective date for such determination) and converts it to fractional years based on a 365 day year. For example, three years and 12 days becomes 3.0329.

       (c) Equitable determines the current Guaranteed Rate that applies to new Contributions, for the same class of Certificates as the Participants, under an FMO with the same Expiration Date as the Participant's FMO plus a current rate percentage determined by Equitable up to a maximum of 0.50%.

       (d) Equitable determines the present value of the Fixed Maturity Amount payable at the Expiration Date, using the period determined in item
             (b) and the rate determined in item (c).

       (e) Equitable subtracts the current Fixed Maturity Amount from the result in (d). The result is the Market Value Adjustment, which may be positive or negative, applicable to such FMO.

   The market value adjustment (positive or negative) resulting from a withdrawal or transfer of a portion of the Fixed Maturity Amount in a Fixed Maturity Option will be a percentage of the market value adjustment that would be applicable upon a withdrawal of the entire Fixed Maturity Amount from a Fixed Maturity Option. The percentage is determined by dividing (i) the amount of the withdrawal or transfer from the Fixed Maturity Option by
   (ii) the Fixed Maturity Amount in such Fixed Maturity Option prior to the withdrawal or transfer. The market value adjustment will be in addition to any charges which otherwise apply as described in Part IX.


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

   If Equitable is not offering an FMO to which the current "Guaranteed Rate" would apply, Equitable will use the rate at the closest Expiration Date. If Equitable is no longer offering new FMOs, Equitable will use the "Moody's rate" which will be a rate based on the most recent Moody's Corporate Bond Yield Average - Monthly Average Corporates, for the duration required, as published by Moody's Investor Services, Inc. The rate for the numerator will be the Moody's rate for the initial duration of the FMO on the date the Contribution was made to such FMO and the rate for the denominator will be the Moody's rate for the remaining duration on the date the withdrawal is made. If such Moody's rate is not available, a rate based on a substantially similar average will be used.

   Equitable will report the values of the FMO in the reports sent out as described in Section 10.08 "Reports and Notices". Such report will include the Fixed Maturity Amount, MVA and Annuity Account Value in the FMO.

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



                    PART III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.01-CONTRIBUTIONS

The Employer will remit all Contributions with respect to the Plan, unless Equitable agrees otherwise in writing or unless such remittance is to cease pursuant to the terms of this Contract. Equitable has the right to require a minimum aggregate amount of Contributions on an annual basis as specified in the Application.

Equitable reserves the right to limit Contributions to the Guaranteed Interest Option to a percentage of each Contribution we accept as indicated in the Application.

The Employer must tell Equitable the Source of each Contribution. If the Employer fails to do so, Equitable reserves the right to hold the unidentified funds in a suspense account pending Employer instructions.

If the Plan contains a vesting schedule, whereby amounts must be forfeited upon failure to satisfy the vesting schedule, the Employer must identify which Contributions, if any, are subject to the vesting schedule, unless otherwise agreed upon between Equitable and the Employer. The Employer must report any forfeiture to Equitable as described in Section 8.02 on "Forfeitures/Forfeiture Account".

The Employer or Participant may, with Equitable's agreement, transfer to the Contract any amount held under a contract or account that meets the requirements of Section 403(b) of the Code ("Transferred Funds"). If a Contribution includes Transferred Funds, the Employer or Participant must tell Equitable the portion, if any, of the Transferred Funds that are (a) exempt from the payment restrictions described in Section 5.01 "Restrictions on Withdrawals, Distributions, and Annuity Benefits"; (b) subject to forfeiture under the Plan and (c) eligible for delayed distribution under Section 5.01C "Required Minimum Distributions". If the Employer or Participant does not tell Equitable, then Equitable will treat all such amounts as nonforfeitable and subject to applicable distribution and /or tax restrictions. Any Transferred Funds from a contract not issued by Equitable will be reduced by the amount of any applicable tax charge as determined by Equitable. See Section 9.08 "Applicable Tax Charges".

Contributions to the Contract for each Participant are limited to the Sources of Contributions defined in Section 1.34 of this Contract. These Contributions are limited to the amounts specified in Sections 403(b), 402(g) and 415(c) of the Code. Salary Reduction Contributions cannot exceed the elective deferral limitation under Section 402(g) of the Code. If Salary Reduction Contributions exceed the limit specified in Section 402(g) of the Code, the excess amount must be distributed no later than April 15 of the following calendar year, as described in Treasury Regulation Section 1.402(g)-1(c).

If Equitable is notified that any Contributions would cause this Contract not to qualify under Section 403(b) of the Code, Equitable reserves the right to either
(i) refuse to accept any such Contributions or (ii) apply such Contributions to a nonqualified deferred annuity contract for the exclusive benefit of the Participant and the Participant's Beneficiaries.

SECTION 3.02-ALLOCATIONS

Each Contribution (less any applicable tax charge in accordance with Section
9.08 on "Applicable Tax Charges") is allocated among Investment Options in accordance with the instructions submitted in a form acceptable to Equitable by the Employer or Participant.

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



                  PART IV - TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01-TRANSFER REQUESTS

The Participant unless otherwise instructed by the Employer may upon written request transfer a minimum amount of [$300], pursuant to the terms of the Plan, all or part of the amount held in an Investment Option to one or more of the other Investment Options. Transfer requests must be in writing, in a form Equitable accepts, and delivered by U.S. mail to Equitable's Processing Office unless Equitable agrees to receive transfer requests in another manner. The request will specify the Source(s) of Contributions, if applicable, as described in Section 1.34 on "Sources of Contributions" to which the transfer applies. All transfers will be made on the Transaction Date and will be subject to the terms in Section 4.02 "Transfer Rules" and to Equitable's rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value next computed for that Transaction Date.

Equitable and the Employer may agree to permit transfers to other funding vehicles outside of the Contract. The Employer may thereupon request Equitable to withdraw amounts from the Annuity Account Value to enable Participants to make such transfers. Such transfers are subject to Equitable's consent and will not be treated as a withdrawal.

SECTION 4.02-TRANSFER RULES

The maximum amount that the Participant may transfer from the Guaranteed Interest Option to a Variable Investment Option or to a FMO in any Participation Year is subject to Section 2.30 (c).

Transfers and Withdrawals (other than those described in Section 9.01) in the aggregate from the GIO may not exceed the GIO Cumulative Total in a Participation Year, as described in Section 2.03 (c).

If an amount was allocated to the Guaranteed Interest Option as a result of a total transfer of Plan funds (that is, a transfer initiated by the Employer for its employees) from another funding vehicle, the maximum amount which may be transferred from the Guaranteed Interest Option for the Transfer Period in which such allocation occurred will be an amount equal to the percentage stated in the Application, but applied to the amount initially allocated to the Guaranteed Interest Option on each Participant's behalf.

Equitable reserves the right to:

(a) not permit transfers into the Guaranteed Interest Option in the first Participation Year,

(b) thereafter, not permit transfers to the Guaranteed Interest Option if the requested transfer would result in a total amount in the Guaranteed Interest Option that is more than a percentage of the amount in the Annuity Account Value as of the preceding Business Day. The percentage referred to in this subsection (b) is stated in the Application.

Equitable also reserves the right to:

(a) defer transfers for up to six months, as described in Section 10.03 "Deferment",

(b)  revise its transfer rules

(c) charge for any transfer after the first four such transfers are made on behalf of a Participant in any Participation Year.

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

Any action taken pursuant to subsection (b) or (c) above will be made by Equitable upon advance notice to the Employer.

The transfer rules described in this Section will apply separately with respect to each Participant. That is, the maximum percentage that may be transferred from the Guaranteed Interest Option applies to the amount held in such Guaranteed Interest Option with respect to the Participant.

Transfer requests must be in writing and delivered by U.S. mail to Equitable's Processing Office unless Equitable accepts an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to Equitable's rules then in effect for each such service. Equitable may provide information about Equitable's rules and the use of communication services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in Equitable's records from time to time. Any alternative form of communication that Equitable makes available may be changed or discontinued at any time. Communication services may be restricted or denied if Equitable determines that you used such services for market timing or other trading strategies that may disrupt operation of an Investment Option or have a detrimental effect on the unit value of any Investment Option.

Equitable reserves the right to:

     (1) limit transfers among or to the Investment Options to no more than once every 30 days;
     (2) require a minimum time period between each transfer into or out of one or more specified Investment Options;
     (3) reject transfer requests from a person acting on behalf of multiple certificate owners pursuant to a trading authorization agreement that Equitable has accepted; and
     (4) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if Equitable is concerned that market timing, excessive trading or other trading strategies may disrupt operation of an Investment Option or may have a detrimental effect on the unit value of any Investment Option or determine that you have engaged in any such strategy.

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

    PART V - WITHDRAWALS, DISTRIBUTIONS, DEATH BENEFITS, AND DISCONTINUANCE

SECTION 5.01-RESTRICTIONS ON WITHDRAWALS, DISTRIBUTIONS AND ANNUITY BENEFITS:

Payments of Cash Value pursuant to Section 5.01A "Withdrawals", or Section 5.04 "Discontinuance of Contributions Under this Contract", as well as Part VII "Annuity Benefits" are subject to the "Restrictions on Distributions under the Code" described in this Section. Any distributions or payments under this Contract are also subject to any restrictions of the Employer's Plan.

     (a)   Salary Reduction Contributions (Section 403(b)(11) of the Code).

           Amounts attributable to Salary Reduction Contributions made after December 31, 1988 and any earnings credited after December 31, 1988 on Salary Reduction Contributions whenever made, less any "grandfather amounts" described in the next sentence, are collectively "Restricted Amounts". A "grandfather amount" is the Participant's 403(b) arrangement account balance as of December 31, 1988 invested in an annuity contract described in Section 403(b)(1) of the Code, less any such amount of account balance which was invested at any time under a custodial account described in Section 403(b)(7) of the Code, plus any other amount not restricted under
           Section 403(b)(11) of the Code.

     (b) Contributions sourced from Custodial Accounts under Section 403(b)(7) of the Code.

           All amounts attributable to Contributions directly transferred from a custodial account under Section 403(b)(7) of the Code (including Contributions directly transferred from a Section 403(b)(7) custodial account into any other Section 403(b)(1) annuity contract which are subsequently directly transferred are "Restricted Amounts".

     (c)   Restrictions on Distributions under the Code.

           Distributions of Restricted Amounts described above in sub-sections 5.01(a) and 5.01(b) may not be made before the Participant attains age 59-1/2, has a severance from employment with the Employer, dies, or becomes disabled (within the meaning of Section 72(m)(7) of the Code).

           Distributions of the amount of Salary Reduction Contributions made after December 31, 1988 may also be made in the case of financial hardship (within the meaning of Sections 403(b)(7) and 403(b)(11) of the Code) and applicable Treasury Regulations. Any earnings credited after December 31, 1988 attributable to Salary Reduction Contributions made before or after December 31, 1988 are not eligible for hardship distributions. If a request for payment of Restricted Amounts, on the grounds of disability or hardship is made, Equitable must be furnished with proof of such disability or hardship as may be required by the Plan, the Code, and applicable Treasury Regulations in a form satisfactory to Equitable.

     (d)   Other Restrictions on Distributions

           Equitable reserves the right to limit transfers of Cash Value, up to the amount of any Loan Reserve Account, to another 403(b) arrangement while the Participant has an outstanding loan as described in Part VI "Plan Loans".

Unless the Employer provides documentation that amounts directly transferred from other 403(b) arrangements are not subject to the distribution restrictions described in paragraph (c) above , Equitable will treat such directly transferred Contributions as Restricted Amounts.

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

SECTION 5.01A-WITHDRAWALS

All withdrawal requests will require the Employer's written authorization in a form acceptable to Equitable, unless otherwise instructed by the Employer, specifying the portion of the Participant's Annuity Account Value that is available for distribution, the amount to be withdrawn and the Investment Option(s) from which the withdrawal is to be made. Withdrawals are subject to the restrictions in Section 5.01.

Following receipt of the Participant's written notice, Equitable will pay to the Participant or if requested, transfer to another contract or custodial arrangement that meets the requirements of Section 403(b)(1) or Section 403(b)(7) of the Code or directly rollover to another eligible retirement plan or arrangement as permitted by applicable law, by any of the following sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and
457(e)(16), the lesser of the Cash Value, less any funds restricted in accordance with Section 5.01. This amount paid, transferred or directly rolled over, plus any applicable withdrawal charge in accordance with Part IX Section
9.01 "Withdrawal Charges" will be withdrawn from the Investment Options. Unless instructed otherwise, the amount withdrawn (including any Withdrawal Charge) will be deducted from the Investment Options in proportion to the amounts in such Investment Options.

Equitable may decline to accept a request for a withdrawal of less than [$300], or where the withdrawal would violate the provisions of this section. If a withdrawal made under this section would result in an Annuity Account Value of less than [$500], Equitable will inform the Participant and reserves the right to terminate participation under this Contract in accordance with Section 5.04.

Prior to making any payment, Equitable may request from the Employer such information which may include a certification as Equitable may reasonably require to determine if the withdrawal, alone or together with any previous withdrawal by the Participant is necessary and proper under the terms of the Plan and is not being made in order to avoid the effect of Section 5.04 "Discontinuance of Contributions". If Equitable determines that the pattern of certain withdrawals previously made has the effect of a full or partial termination or discontinuance of Contributions under this Contract, then Equitable has the right to deem that a discontinuance of Contributions has occurred and apply the terms of Section 5.04 "Discontinuance of Contributions".

Equitable will pay any amount payable under this subsection as the Employer directs in writing and such payment will fully discharge Equitable from all liability with respect to the amount paid.

If the Contract is terminated or Contributions are discontinued and the Participant elects to maintain the Certificate, Equitable may rely solely on the instructions provided by the Participant.

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

SECTION 5.01B-DIRECT ROLLOVER OPTION

Unless otherwise instructed by the Employer on the Application, any request for a direct rollover by the Participant must be made through the Employer.

The Participant or Beneficiary (or a Beneficiary who is the Participant's surviving spouse as described in Section 5.03 "Beneficiary") may elect to have all or any portion of the Cash Value (or the Death Benefit) paid directly to another "eligible retirement plan" in a "direct rollover transaction" as these terms are defined in Sections 403(b) and 402(c) of the Code.

In order to elect this option all of the following requirements must be met:

(a)  The direct rollover is permitted by any of the following sections of the
     Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403 (b)(10), 408(d)(3) and
     457(e)(16).

(b) The recipient of the distribution must be an eligible retirement plan maintained for the Participant's benefit (or for the Participant's spousal Beneficiary).

(c) Effective January 1, 2002, the distribution may include after-tax contributions if the direct rollover is made to a funding vehicle under a specified eligible retirement plan which agrees to separately account for the funds rolled over, or to a traditional individual retirement arrangement, as indicated by the Participant or Employer.

(d) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. Equitable reserves the right to determine the amount of the required minimum distribution. If the Participant has elected a payment option that is either paying substantially equal periodic payments for a period of ten years or more or a life annuity, the direct rollover option does not apply to those amounts.

(e) The direct rollover option is not available for a hardship distribution within the meaning of Section 402(c)(4)(C) of the Code.

SECTION 5.01C-REQUIRED MINIMUM DISTRIBUTIONS

Notwithstanding anything in the Contract to the contrary, this Contract is subject to the "Required Minimum Distribution" rules of Sections 403(b) and 401(a)(9) of the Code, including the Treasury Regulations which apply. To the extent that any distribution options available under this Contract conflict with the Code, the Code requirements prevail.

Section 5.01C. A describes the Required Minimum Distribution payments to be made during the Participant's lifetime. Section 5.01C. B. describes the Required Minimum Distribution payments to be made after the Participant's death, if the Participant dies before the entire interest in this Contract is distributed to the Participant.

The Required Minimum Distribution rules may be satisfied by either taking an Annuity Benefit or by taking withdrawals at least annually from or with respect to the entire interest in this Contract, all as subject to these rules.

If the Participant chooses annual withdrawals, the annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another 403(b) arrangement that the Participant maintains, pursuant to Treasury Regulations. If the Participant does not take Required Minimum Distribution payments from this Contract, we will assume that the Participant is taking them from another 403(b) arrangement.

A. REQUIRED MINIMUM DISTRIBUTION RULES

1. PAYMENTS DURING THE PARTICIPANT'S LIFE

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

Except as otherwise noted in Section 5.01C the Participant's entire interest in this Contract will be distributed, or begin to be distributed, no later than the Participant's Required Beginning Date. For purposes of this Section 5.01C the Participant's Required Beginning Date is April 1 of the calendar year following the later of : (a) the calendar year the Participant reaches age 70 1/2 or (b) the calendar year the Participant retires from employment with the Employer.

If this Contract was purchased with a direct transfer of funds from another 403(b) arrangement and the Participant informs us at purchase as provided in
Section 3.01 of this fact and the amount, if any of the amounts transferred were accrued as of December 31, 1986, payments of the amount of the Participant's December 31, 1986 account balance transferred to this Contract must begin by age 75.

The Required Minimum Distribution payment may be computed under any of the methods permitted under Section 401(a)(9) of the Code, including payments over the Participant's life, or the lives of the Participant and the named beneficiary, or a period certain not extending beyond the Participant's life expectancy, or the joint and last survivor expectancy of the Participant and the named beneficiary. Payments must be made as required by the Required Minimum Distribution rules, including "incidental death benefit" rules.

2. MANNER OF PAYMENT

The Participant may satisfy the Required Minimum Distribution rules by applying any portion of the Participant's entire interest under this Contract to an Annuity Benefit which satisfies Temporary Treasury Regulation Section 1.401(a)(9)-6T, or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after the Participant's Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in [Q&As-1 and -4 of Section 1.401(a)(9)-6T] of the Temporary Treasury Regulations or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of ss.1.401(a)(9)-6T or any successor Regulation.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) lifetime distributions of the Participant's interest in this Contract must be made as follows:

The lifetime Required Minimum Distribution amount to be distributed for each calendar year for which a distribution is required is the lesser of:

(a) the quotient obtained by dividing the Participant's interest in the Contract (determined in accordance with Treasury Regulations) by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using the Participant's attained age as of the birthday in the calendar year for which the distribution is required; or

(b) if the Participant's sole designated beneficiary for the calendar year for which the distribution is required is the Participant's spouse, the quotient obtained by dividing the Participant's interest in the Contract (determined in accordance with Treasury Regulations) by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using the respective attained ages of the Participant and spouse of the respective birthdays of the Participant and spouse in the calendar year for which a distribution is required.

For purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under the Contract on an irrevocable basis, the Participant's entire interest under the Contract as of any valuation date includes the dollar amount credited under the Contract plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under the Contract.

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                                                                              23

B. REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS AFTER DEATH

(a) Death On or After Lifetime Required Minimum Distribution Payments Begin. If the Participant dies on or after lifetime Required Minimum Distribution payments begin, the remaining portion of the Participant's interest will continue to be distributed at least as rapidly as under the Annuity Benefit or other option chosen under the Contract.

(b) Death Before Lifetime Required Minimum Distribution Payments Begin. If the Participant dies before lifetime Required Minimum Distribution payments begin, the Participant's entire interest will be distributed at least as rapidly as follows:

         (1) If the Participant's beneficiary is an individual other than the Participant's surviving spouse as described in the immediately following paragraph, the Participant's entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Participant's death. In the alternative, the beneficiary may elect to take distribution of the Participant's entire interest in accordance with paragraph (b)(3) below.

         (2) If the Participant's sole Beneficiary is the Participant's surviving spouse, the Participant's entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death (or by the end of the calendar year in which the Participant would have attained age 70 1/2, if later), over such surviving spouse's life. In the alternative, the Participant's surviving spouse may elect to take distribution of the Participant's entire interest in accordance with paragraph (b)(3) below. If the Participant's surviving spouse dies before these required distributions commence to him or her, the Participant's remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the Participant's surviving spouse's death, over the Participant's spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the Participant's spouse. In the alternative, that beneficiary may elect to take distribution of the entire interest in accordance with paragraph
               (b)(3) below. If the Participant's surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option chosen under the Contract.

         (3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Participant's death (or of the Participant's surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(2) above).

         (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. For calendar years for which a distribution is required after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Subsection B reduced by 1 for each subsequent year.

(c) For purposes of paragraphs (a) and (b) of this Subsection B above, Required Minimum Distributions are considered to commence on the Participant's Required Beginning Date defined above in Subsection A or, if applicable, on the date distributions are required to begin to the surviving spouse

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

     under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Temporary Treasury Regulation Section 1.401(a)(9)-6T or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

     To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) distributions of the Participant's interest in this Contract after the Participant's death must be made in accordance with the following sentences. The Required Minimum Distribution for each calendar year for which a distribution is required after the year of the Participant's death is the quotient obtained by dividing the Participant's interest in the Contract (determined under Treasury Regulations) by the remaining life expectancy of the applicable Beneficiary, determined as provided above. The rules applicable to the determination of the Participant's entire interest under the Contract in Subsection A also apply. That is, for purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under the Contract on an irrevocable basis, the Participant's entire interest under the Contract as of any valuation date includes the dollar amount credited under the Contract plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under the Contract.

SECTION 5.02-DEATH BENEFIT

Upon receipt by Equitable of due proof of death of the Participant, and any instructions and required forms to effect the payment, Equitable will pay to the Beneficiary the amount of the death benefit. The death benefit is equal to the greater of (i) the Annuity Account Value less any outstanding loan and (ii) the minimum death benefit. The minimum death benefit is the sum of all Contributions less any withdrawals, Withdrawal Charges, if applicable, and less any outstanding loan balance. Any withdrawal will reduce the minimum death benefit (as adjusted by any previous withdrawal) by an amount that is in the same proportion to such minimum death benefit as the amount that was withdrawn is to the Annuity Account Value. The amount of any death benefit payable will be reduced by the amount of any forfeiture that applies as reported by the Employer as described in Section 8.02 "Forfeitures/Forfeiture Account".

Equitable will pay the death benefit elected by the Beneficiary and reported by the Employer subject to the rules then in effect and the requirements of law:

(a)  to receive the death benefit in a single sum;

(b) to apply the death benefit to the purchase of an Annuity Benefit in a form then offered by Equitable;

(c) to apply the death benefit to provide any other form of benefit then offered by Equitable.

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SECTION 5.02A-BENEFICIARY CONTINUATION OPTION

The Death Benefit under Section 5.02 of the Contract ends upon the election of the Beneficiary Continuation Option.

Except as otherwise provided in this section, this section will apply only if the Participant dies before the Annuity Commencement Date, and the beneficiary named in Section 5.03 of this Contract is an individual.

If there is more than one beneficiary, and any beneficiary is not an individual, then this section does not apply to that beneficiary and the non-individual beneficiary's share of the Death Benefit described in Section 5.02 of the Contract is payable to the non-individual beneficiary.

If this section applies and there is more than one beneficiary, the Annuity Account Value will be apportioned among the Participant's beneficiaries as the Participant designates pursuant to Section 5.03 of this Contract.

One or more individual beneficiaries may continue the Participant's Certificate. In order to continue the Certificate under the terms set forth under (a) through
(h) below, Equitable must receive that beneficiary's election within 9 months after the Participant's death and before the beneficiary's share of the Death Benefit is paid out in any manner inconsistent with that beneficiary's election to continue the Certificate.

Each individual beneficiary electing to continue the Certificate will be a "Continuation Beneficiary" described in item c. below with respect to that beneficiary's portion of the Annuity Account Value. For any beneficiary who does not timely elect to be a Continuation Beneficiary, Equitable will pay that beneficiary's share of the Death Benefit pursuant to Section 5.02 of the Certificate in a lump sum.

The terms of the Beneficiary Continuation Option are as follows:

     a. The Certificate cannot be assigned and must continue in the Participant's name for benefit of the Participant's Continuation Beneficiary.

     b. As of the date Equitable receives satisfactory proof of the Participant's death along with all the written documentation necessary to make a claim under the Certificate, Equitable will then compare the Annuity Account Value and the death benefit pursuant to sections 5.02 of this Contract as of this date (the reset date). If the Annuity Account Value is less than the applicable death benefit, Equitable will reset the Annuity Account Value to equal such death benefit.

     c. If there are multiple beneficiaries the reset date will be the date on which Equitable receives the documentation as described in subparagraph
         (b). Any beneficiary subsequently electing a Death Benefit will receive the applicable payment amount. The Death Benefit provision ends upon the election of the Beneficiary Continuation Option.

     d. The Continuation Beneficiary may transfer amounts among the Investment Options.

     e.  No additional Contributions may be made to the Certificate.

     f. Distributions to the Continuation Beneficiary will be made in accordance with requirements for payments after the Participant's death in accordance with the required minimum distribution rules of the Code. If there is more than one Continuation Beneficiary, payments to each will be based on the individual life expectancy of each Continuation Beneficiary.

     g. The Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after Equitable has received

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

         a Continuation Beneficiary's election to continue the Certificate are not subject to a withdrawal charge.

     h. Upon the Continuation Beneficiary's death, Equitable will make a lump sum payment of any remaining Annuity Account Value apportioned to that Continuation Beneficiary to the person designated by the deceased Continuation Beneficiary to receive any such payment, unless the person designated by the deceased Continuation Beneficiary elects to continue the payment method originally elected by the Continuation Beneficiary.

A trust with only individual beneficiaries may continue the Certificate after the Participant's death if:

     1.  the trust is the sole beneficiary;
     2.  all of the beneficiaries of the trust are individuals;
     3. the trust qualifies as a designated beneficiary for purposes of the required minimum distribution rules of the Code; and
     4. the trust provides Equitable the documentation that it requires within the required time period.

In the event that such a qualifying trust elects to continue the Certificate, the oldest trust beneficiary is the Continuation Beneficiary and the individual whose life expectancy is used to measure payments required after the Participant's death.

SECTION 5.03-BENEFICIARY

The Participant may name one or more persons to be primary Beneficiary and one or more persons to be successor Beneficiary if the primary Beneficiary dies before the Participant. If the Participant has named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive the Participant and payments will be made to such persons in equal shares or to the survivor.

The Participant may change the Beneficiary from time to time during the Participant's lifetime and while coverage under this Contract is in force. Any such change must be made in writing in a form acceptable to Equitable. A change will take effect as of the date the written form is executed, whether or not the Participant is living on the date of receipt at the Processing Office. Equitable will not be liable as to any payments made or actions taken before receipt of any such change at the Processing Office.

Any part of a death benefit payable as described in Section 5.02 for which there is no named Beneficiary living at the Participant's death will be payable in a single sum to the Participant's spouse, if any, or if there is no spouse, then to Participant's children who survive the Participant, in equal shares, or, if there are no surviving children, then to the Participant's estate.

If the Participant so elects in writing, any amount that would otherwise be payable to a Beneficiary in a single sum may be applied to provide an Annuity Benefit. Subject to Equitable's rules then in effect such election may be changed during the Participant's lifetime and while this Contract is in force. Any such change must be made in writing in a form acceptable to Equitable. If at the Participant's death there is no election in effect, the Beneficiary may make such an election. In the absence of any election, Equitable will pay the death benefit in a single sum.

SECTION 5.04-DISCONTINUANCE OF CONTRIBUTIONS

Contributions under the Contract will continue with respect to the Plan subject to an election made by either the Employer to discontinue Contributions or Equitable not to accept contributions (which in either case will constitute a "Discontinuance of Contributions").

If Contributions have been discontinued, payments will be made in accordance with Section 5.01A.

If the Employer terminates this Contract or Contributions are discontinued under the Contract, the Participant may elect to maintain the Certificate as a "frozen Certificate" which means that no additional Contributions can be made and Equitable shall rely on the instructions provided by the Participant without regard to the direction of the Employer. All other rights described in the Certificate will remain

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

in effect. Amounts maintained in a "frozen Certificate" will continue to be subject to withdrawal charges, if applicable, based on the Employer's original Contract Date or the Participant's Participation Date.

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

If the Participant has severed from employment, his/her participation under this Contract will terminate if,

(1) The Employer, subject to the approval of the Participant and the requirements of Section 5.01A, directs Equitable to pay out the Participant's Cash Value under the Certificate; or

(2) The Participant elects to continue the coverage by converting the Certificate into an Equitable individual 403(b) contract.

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

                              PART VI - PLAN LOANS

SECTION 6.01-LOANS

Prior to the Participant's Annuity Commencement Date, the Participant may make a request for a loan subject to the terms of the Plan and the Code by completing a Loan Request Form. If the Plan contains a vesting schedule for Employer Contributions any Participant loan request will require the Employer's approval.

A Plan loan will be available only from the vested portion of the Participant's Annuity Account Value as reported to Equitable by the Employer.

Equitable reserves the right not to permit a new loan if the Participant has previously defaulted on a loan and has not repaid the outstanding amount due.

The Loan Request Form together with the loan confirmation notice will be the loan agreement and will contain all of the terms of the loan which apply, including the amount of the loan, interest rate and the payment due dates.

A loan is effective on the date Equitable specifies and after the Loan Request Form is approved by Equitable.

Only [one] outstanding loan is permitted at a time for each Participant.

A.  LOAN AMOUNT:

    The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum loan amount be less than [$1,000].

    As a condition for making a loan, Equitable will require the Participant to state that the loan amount requested does not exceed the maximum loan amount permitted under the Plan and Section 72(p) of the Code. If the Participant is also a participant in other 403(b) plans or qualified plans, the maximum loan amount is limited to the maximum amount aggregated for all plan loans which the Participant has outstanding under those plans, as required by
    Section 72(p) of the Code.

    The maximum loan amount for a Participant permitted under the Code may not be more than the lesser of (A) or (B) below:

    (A) $50,000, less the highest outstanding balance of loans under any 403(b) plan or any other qualified plan that the Participant has with the Employer during the one-year period ending on the day before the effective date of the loan, over the outstanding balance of loans under any 403(b) Plan or other qualified Employer Plan on the effective date of the loan.

    (B) the greater of (1) one half the present value of the Participant's nonforfeitable accrued benefit under all of the 403(b) plans or other qualified Employer plans or (2) $10,000.

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



B.  LOAN TERM:

    The loan term will be for a maximum of five years. If the Loan Request Form indicates that the purpose of the loan is to purchase a principal residence, the Loan Term will be for a maximum of ten years. Repayment of the loan may be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of (1) the election and commencement of Annuity Benefits under Section 7.05 "Commencement of Annuity Benefits", (2) the date of termination pursuant to Section 5.04 "Discontinuance of Contributions" or, (3) the date Equitable pays a death benefit pursuant to
    Section 5.02.

C.  LOAN RESERVE ACCOUNT:

    On the date the loan is effective, Equitable will transfer to a "Loan Reserve Account" an amount equal to the sum of (1) the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term and (2) [10%] of the loan amount, which will earn interest at the Guaranteed Interest Rate. The Participant may not make any partial withdrawals or transfers among Variable Investment Options or to another 403(b) funding arrangement or qualified employer plan from the Loan Reserve Account until after repayment of the principal amount then due. The Participant may specify on the Loan Request Form from which Investment Option(s) the Loan Reserve Account will be funded.

    The "Loan Reserve Account Rate" will equal the loan interest rate (see subsection D below) minus [2%], or such other percentage determined by Equitable in accordance with its then current procedures. Such rate shall not be greater than permitted under any current applicable state or federal law.

D.  LOAN INTEREST RATE:

    Equitable will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate");however, if a different rate is requested by the Employer, Equitable will substitute the rate subject to any limitations imposed by law. Such rate will not be greater than any maximum rate required under any current applicable state or federal law.

E.  REPAYMENTS:

    The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law. The loan may be repaid in full at any time, including interest due. Any payments will first be applied by Equitable to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the Loan Reserve Account to the Guaranteed Interest Option and may be withdrawn (if otherwise permitted), transferred to another Variable Investment Option, or applied to an annuity as described in Part VII "Annuity Benefits".

F.  DEFAULT:

    By each due date (or a specified date thereafter in accordance with Equitable's then current procedures) if the amount of the loan payment is less than the amount due or the loan payment is not received at Equitable's Processing Office, Equitable will treat the loan as being in default. Equitable reserves the right, however, to change its procedures at any time (subject to the terms of the Code and applicable regulations). Equitable also reserves the right to deduct any Withdrawal Charges that may apply and any required tax withholding.

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

    If the amount in the Loan Reserve Account is subject to the restrictions described in Section 5.01 "Restrictions on Withdrawals, Distributions and Annuity Benefits", on default Equitable will designate in the Loan Reserve Account an amount equal to the total unpaid loan balance (interest and principal payments due) at the time of the default until such time the amount is not subject to the restrictions of Section 5.01. If the amount in the Loan Reserve Account is not subject to Section 5.01 "Restrictions on Withdrawals, Distributions and Annuity Benefits, Equitable will have the right to foreclose on this amount, and deduct any Withdrawal Charges that may apply at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date the Participant attains age 59 1/2 or Equitable is notified in writing that another event has occurred which would permit Restricted Amounts to be paid. (Such an event includes severance from employment, disability or death.)

G.  CHANGES:

    Equitable has the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any law or applicable regulations that apply to this Contract.

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

                            PART VII ANNUITY BENEFITS

SECTION 7.01A-FORMS OF DISTRIBUTION

An Employer may elect on behalf of a Participant or the Participant may elect, as applicable, (i) a single sum distribution, (ii) an Annuity Benefit, or (iii) any other form of payment of the Cash Value offered by Equitable, subject to the terms of the Plan.

SECTION 7.01B-ELECTION/REPORT FOR ANNUITY BENEFIT

An election to have the Cash Value paid in the form of an Annuity Benefit can only be made if the Cash Value is at least [$5,000]. If the Annuity Benefit election is made by the Employer on behalf of the Participant then the Employer will report to Equitable each Participant or other person with respect to whom an Annuity Benefit is to be provided under this Contract and whether all or a portion of the Cash Value is to be used for such Annuity Benefit. The report must be made before the first payment under such Annuity Benefit and must be in the form prescribed by Equitable and will include all pertinent facts and determinations requested by Equitable. Equitable will rely on the reports and other information furnished by the Employer and will not inquire as to the accuracy or completeness thereof.

SECTION 7.02-ANNUITY BENEFIT FORMS

The "Normal Form" of Annuity Benefit is an Annuity Benefit payable on the Life-Period Certain Annuity Form described below, unless another form is to apply pursuant to the terms of the Plan or any other law that applies. Equitable may offer other annuity forms available from Equitable or from one of Equitable's affiliated or subsidiary life insurance companies. Such form may include the Joint and Survivor Life Annuity Form which provides monthly payments while either of the two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

The Life Period Certain Annuity Form is an annuity payable during the lifetime of the person on whose life the payments depend, but with 10 years of payments guaranteed (10 years certain period). That is, if the Participant dies before the 10 year certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period. In no event will the Certain Period exceed the life expectancy of the person on whose life the annuity payments depend in accordance with the Code.

SECTION 7.03-AMOUNT OF ANNUITY BENEFITS

If the Employer or Participant elects to have an Annuity Benefit paid in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise specified by the Employer or required by applicable laws and regulations, be (1) the Annuity Account Value, if the annuity form elected provides payments for a person's remaining lifetime or (2) the Cash Value, if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes, as described under Section 9.08 "Applicable Tax Charges", that apply on annuity purchase payments. If Equitable has previously deducted charges for applicable taxes from Contributions, Equitable will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (1) the Tables of Guaranteed Annuity Payments or (2) Equitable's then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee, or (3) any Equitable single consideration immediate annuity contract offered at the time to the same class of Participants.

SECTION 7.04-ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. An election may be made by the Participant pursuant to the requirements, if any, of the Plan and the concurrence of the Employer to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months,

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

instead of monthly, subject to Equitable's rules at the time of election. This election may be made at the time the Annuity Benefit form as described in
Section 7.02 "Annuity Benefit Forms" is elected. In that event, all references in this Contract to monthly payments will, with respect to the Annuity Benefit of such a Participant to whom the election applies be deemed to mean payments at the frequency elected.

ANNUITY UNIT - is a unit used in determining amounts payable from an Investment Fund of a separate account under a Variable Annuity Benefit.

ANNUITY UNIT VALUE - The Annuity Unit Value for the Certificates is fixed at $1.00 on each Investment Fund's respective effective date for Certificates with "Assumed Base Rates of Net Investment Return" of 5% a year. For each Valuation Period (see Section 2.05) after that date, it is the Annuity Unit Value for the immediately preceding Valuation Period multiplied by the "Adjusted Net Investment Factor" under the Certificate. The Adjusted Net Investment Factor for a Valuation Period is the Net Investment Factor for such period reduced for each calendar day in such subsequent Valuation Period by the Net Investment Factor times .00013366 for the Assumed Base Rate of Net Investment Return is 5% a year.

AVERAGE ANNUITY UNIT VALUE - for a calendar month, it is equal to the average of the Annuity Unit Values for all Valuation Periods ending in such month.

FIXED ANNUITY BENEFIT - is an Annuity Benefit under which the monthly payments are payable in a specified dollar amount. The amount of each monthly payment provided under the terms of this Contract is the amount provided pursuant to
Section 7.03.

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VARIABLE ANNUITY BENEFIT - is an Annuity Benefit under which the dollar amount of the monthly payments may increase or decrease depending on the investment experience of an Investment Fund of the Separate Account or other separate accounts that we offer. Variable Annuity Benefits may not be available in all annuity forms that we offer.

SECTION 7.05-COMMENCEMENT OF ANNUITY BENEFITS

At or prior to the Annuity Commencement Date or age 70 1/2 the Equitable will notify the Participant of the payout options available under this Contract.

If an Annuity Commencement Date elected is later than age 70 1/2 a required minimum distribution must be made to the Participant as described in Section 5.01C unless the Employer informs Equitable that a required minimum distribution is being satisfied through other 403(b) arrangements.

Before the Annuity Commencement Date, the Participant may elect to change such date. The changed Annuity Commencement Date may be any date after the election is filed (other than the 29th, 30th, or 31st day of any month). Any election for such change must be made in writing by the Participant and will not take effect until received and accepted by Equitable at its Processing Office.

No Annuity Commencement Date will, however, be later than the first day of the month which follows the date the Participant attains the "maximum maturity age" or, if later, the tenth anniversary of the Participation Date. The current maximum maturity age is specified in the Certificate. This age may be changed by Equitable in conformance with applicable law.

SECTION 7.06-CONDITIONS

Equitable may require proof acceptable to it that the person on whose life a benefit payment is based is alive when each payment is due. Equitable will require proof of the age of any person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by Equitable will be charged against future payments. Underpayments will be added to future payments. Equitable's liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, the benefits payable will be based on the benefit amount applicable to those that would have been purchased at the correct age (or sex). Any overpayments or underpayments made by Equitable will be charged or credited with interest at (a) the rate shown in the Application or (b) the then current Guaranteed Interest Rate; Equitable will determine which rate will apply, on a uniform and nondiscriminatory manner, for similar Contracts. Such interest will be deducted from or added to future payments.

If Equitable receives proof satisfactory to it that (1) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or is a minor, (2) another person or an institution is then maintaining or has custody of such payee, and (3) no guardian, committee, or other representative of the estate of such payee has been appointed, Equitable may make the payments to such other person or institution. In the case of a minor, the payments will not exceed [$200]. Equitable will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than [$5,000] or would result in an initial payment of less than [$20], Equitable may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

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

SECTION 7.07-CHANGES

Equitable reserves the right, upon advance written notice to the Employer, to change at any time on and after the fifth anniversary of the Contract Date, at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments; however, no such change will apply to (A) any Annuity Benefit provided before the change or (B) Contributions made before such change which are applied to provide an Annuity Benefit.

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

               PART VIII - ALLOCATED ACCOUNTS; FORFEITURE ACCOUNT

SECTION 8.01-PARTICIPANT ACCOUNTS

Under this Contract Equitable will maintain Participant level accounts as described in Section 3.02 "Allocations". The Employer will specify the Participant with respect to whom each Contribution is being remitted, the Source of Contribution and the allocation by Source of Contribution among the Investment Options. In addition, the Employer will specify the amount subject to forfeiture. The terms in Section 2.03 "Guaranteed Interest Option-Conditions",
Section 2.05 "Variable Separate Account/Accumulation Units and Unit Values" and
Section 2.07 "Fixed Maturity Option" will apply separately with respect to each Participant's Annuity Account Value. An Employer's request to withdraw the vested portion of the Annuity Account Value from a Participant's account is subject to Equitable's receipt of the Participant's written consent.

Subject to the terms of the Plan and the restrictions on distributions stated in
Section 5.01, Equitable reserves the right to terminate a Participant's participation under this Contract by paying the Annuity Account Value to the Participant. This right will be exercised only if (i) no initial Contributions have been received on the Participant's behalf within 120 days of the Participation Date under this Contract, (ii) there have been no on-going Contributions received on behalf of the Participant during the last three completed Participation Years, and the Annuity Account Value is less than [$500], or (iii) a partial withdrawal is made that would result in the Participant's Annuity Account Value falling below [$500].

SECTION 8.02-FORFEITURES/FORFEITURE ACCOUNT

Amounts in this Contract that are attributable to the Sources of Contributions described in Section 1.34(b )-(f) are nonforfeitable. All or a portion of amounts attributable to Employer Contributions in Section 1.34(a) or Direct transfer for Contributions in Section 1.34(g) may be subject to forfeiture under the Plan.

The Employer will inform Equitable if a Participant's Annuity Account Value is to be reduced as a result of a forfeiture pursuant to the terms of the Plan. Equitable will then reduce the Annuity Account Value by the amount so reported.

The amount of such reduction will be withdrawn, without a Withdrawal Charge which might otherwise apply as described in Section 9.01 "Withdrawal Charges", and held in the forfeiture account. Such amount may be withdrawn and paid directly to the Employer or Contractholder. Notwithstanding the preceding sentence, if the Employer makes a withdrawal to transfer funds to another provider, the withdrawal will be subject to a Withdrawal Charge, if applicable. Equitable also reserves the right to impose a transfer charge for any such transfer.

The forfeiture account will be an unallocated account under this Contract and maintained in the GIO. Amounts in the forfeiture account will be reallocated on an annual basis to the remaining Participants as reported in writing to Equitable by the Employer. Equitable will reallocate these amounts in accordance to the Participant's investment allocations on record. Unless otherwise directed by the Employer, such reallocation will be made as soon as practicable after receipt by Equitable of directions from the Employer.

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


                                PART IX - CHARGES

SECTION 9.01-WITHDRAWAL CHARGES

Payment made under Part V "Withdrawals, Distributions, Death Benefits and Termination" may be subject to a Withdrawal Charge as specified in the Application.

The GIO Cumulative Total as described in Section 2.03 (c) does not apply to the following distributable events:

(1) [the Participant severs from service;

(2) the Participant reaches age 55 and retires;

(3) the withdrawal is made to satisfy minimum distribution requirements;

(4) the Participant elects a withdrawal that qualifies as a hardship withdrawal under the Code;

(5) the Participant dies and a death benefit is payable to the Beneficiary;

(6) the withdrawal is made to provide an annuity requested by the Employer;

(7) the Participant has qualified to receive Social Security disability benefits as certified by the Social Security Administration or the Participant is totally disabled. Total disability is the incapacity of the Participant, resulting from injury or disease, to engage in any occupation for remuneration or profit. Such total disability must be certified as having been continuous for a period of at least six months prior to notice of claim and the Participant must continue to be deemed totally disabled.

    Written notice of claim must be given to Equitable during the lifetime of the Participant and during the period of total disability prior to each withdrawal. Along with the notice of claim, the Participant must submit acceptable proof of disability. Such proof of disability must be either (a) evidence of Social Security disability determination or (b) a statement from an independent U.S. licensed physician stating that the Participant meets the definition of total disability as stated above. Such certification must be resubmitted every 12 months. Failure to furnish proof of disability within the required time will not reduce any claim if it was not reasonably possible to give proof within such time. Provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required.

(8) Equitable receives proof satisfactory to us that the Participant's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician);

(9) the Participant has been confined to a nursing home for more than 90 days (or such other period, as required in your state) as verified by a licensed physician. A nursing home for this purpose means one that is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all of the following:

- its main function is to provide skilled, intermediate, or custodial nursing care;

-      it provides continuous room and board to three or more persons;

-      it is supervised by a registered nurse or licensed practical nurse;

-      it keeps daily medical records of each patient;

- it controls and records all medications dispensed; and its primary service is other than to provide housing for residents].

       The withdrawal charge will apply if the condition as described above in items 7 through 9 above existed at the time the Certificate was issued or if the condition began within the 12 month period following the issuance of the Certificate.

Equitable reserves the right to reduce or waive the Withdrawal Charge.

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                                                                              38

SECTION  9.02-THIRD PARTY TRANSFERS

Equitable has the right to deduct a charge, as stated on the application, for each occurrence for a direct transfer to another annuity contract or custodian account that meets the requirements of section 403(b) of the Code. Equitable reserves the right to change the amount of this charge up to a maximum of $65. Any such Third Party Transfer charge is subject to the limitations specified in section 2.03 (c).

SECTION 9.03-CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

If the Participant has elected any optional benefits that may be available a charge may be assessed.

SECTION 9.04-TRANSFER AND LOAN CHARGES

Equitable reserves the right to impose a charge with respect to any of the following

1.)  establishing and administration of a loan

2.) any transfer among Variable Investment Options (after the number of such transfers indicated in Section 4.02 "Transfer Rules" )

 The amount of the charge will be set forth in the Application.

SECTION 9.05-VARIABLE SEPARATE ACCOUNT CHARGE

Assets of the Variable Separate Account will be subject to a daily asset charge as specified in the Application. The maximum annual charge will not exceed [2.00%] of the assets of the Separate Accounts.

SECTION 9.06-PLAN RECORDKEEPING SERVICE CHARGES

If the Employer requests Equitable to provide Plan recordkeeping services and Equitable agrees, the Employer will pay such charge directly to Equitable or in the alternative the Employer may direct Equitable to deduct such charge from Participant accounts. Such charges will be mutually agreed upon by the Equitable and the Employer.

SECTION 9.07-ONGOING OPERATIONS CHARGE

Subject to Equitable's approval, the Employer may request Equitable to deduct amounts from the Annuity Account Value to pay Plan operating expenses to a party designated by the Employer in accordance with the terms of the Plan.

SECTION 9.08-APPLICABLE TAX CHARGES

Equitable reserves the right to deduct a charge that Equitable determines to approximate certain taxes that may be imposed on Equitable, including but not limited to premium taxes which may apply in the Participant's state of domicile. The tax charge will be deducted from amounts applied to an Annuity Benefit in accordance with Part VII Section 7.03 "Amount of Annuity Benefits". If the tax is imposed at a time other than when amounts are applied to an Annuity Benefit, Equitable reserves the right to deduct the charge from Contributions in Part III "Contributions, and Allocations" or withdrawals in Section 5.01A "Withdrawals" and Section 5.04 "Discontinuance of Contributions".

2003-GAC 403(B)
                                                                              39

SECTION 9.09-CHANGES

In addition to the right of Equitable to reduce or waive Charges as described in this Part IX of the Contract, Equitable reserves the right, upon advance notice to the Employer, to increase the amount of any charge with respect to each Participant, subject to (a) any maximum amount provided in this Part IX and (b) with respect to withdrawal charges, if applicable and administrative or other charges deducted from the Annuity Account Value. The application of any increase is to be made on a prospective basis.

Equitable also reserves the right, upon advance written notice to the Employer, to increase the maximum amount of any charge provided in this Part IX or the Application, only with respect to Participants whose Participation Date occurs after the effective date of the increase, but not to exceed the maximum amount then permitted by any law that applies.

2003-GAC 403(B)
                                                                              40

                           PART X - GENERAL PROVISIONS

SECTION 10.01-CONTRACT

This Contract constitutes the entire contract between the parties and will govern with respect to the rights and obligations of Equitable.

This Contract may not be modified, nor may any of Equitable's rights or requirements be waived, except in writing and signed by an authorized officer of Equitable. In addition to the rights of change reserved by Equitable as provided in this Contract, the Contract may be changed by amendment or replacement without the consent of any other person provided that such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges or benefits under the Contract with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment to the Contract without the consent of the Employer.

Equitable is under no obligation under or by reason of issuance of this Contract either (a) to determine whether any payment, distribution or transfer under this Contract complies with the provisions, terms and conditions of the Plan or with applicable law, or (b) to administer the Plan, including without limitation, any provisions required by the Retirement Equity Act of 1984.

Subject to Equitable's approval, the Employer may designate another person to exercise rights under the Contract.

SECTION 10.02-STATUTORY COMPLIANCE

Equitable reserves the right to amend this Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right will include, but not be limited to, the right to conform the Contract to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service and Department of Labor regulations.

No amendment to this Contract may vest in any Employer any interest or control over any assets of the Plan invested in this Contract or cause any such assets to be used for, or diverted to, purposes other than the exclusive benefit of Plan participants or their beneficiaries.

The benefits and values available under this Contract will not be less than the minimum benefits required by any applicable Federal and /or state law.

SECTION 10.03-DEFERMENT

Application of proceeds to provide a payment of a death benefit under Part V and payment of any portion of the Annuity Account Value (less any applicable Withdrawal Charge) will be made within seven days after the Transaction Date. Payments or applications of proceeds from a Separate Account may be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Separate Account's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits Equitable to defer payment in order to protect persons with interests in the Separate Account. Equitable may defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest Option for up to six months while the Participant is living.

SECTION 10.04-ASSIGNMENTS, TRANSFERABILITY

Neither Equitable nor the Employer may assign this Contract without the other party's prior written consent, except that Equitable may assign the Contract to an affiliate under common control with Equitable, provided that Equitable remains liable for the failure of the assignee to perform all obligations under the Contract.

Subject to the requirements of applicable law, no amount payable to a Participant or Beneficiary under the Contract may be assigned, commuted or encumbered by the payee and no such amount will in any

2003-GAC 403(B)
                                                                              41
way be subject to any claim against such payee. Such prohibition will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code if such qualified domestic relations order is applicable as determined by the Employer, or the person (such as the plan administrator) designated, if any, in the Plan to make such determination. Any interest under the terms of this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than Equitable.

The entire interest under the Contract is non-forfeitable except as otherwise provided in Section 8.02 "Forfeitures/Forfeiture Account".

This Contract is not transferable within the meaning of Section 401 (g) of the Code except by surrender to Equitable.

It is impossible, prior to the satisfaction of all liabilities with respect to the Participants and Beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of the Participants and Beneficiaries.

SECTION 10.05-EMPLOYER'S RESPONSIBILITY

The Employer will have responsibility for the administration of the Plan, Contributions, authorization of payments and other distributions hereunder. Equitable will deal with the Employer in accordance with the terms and conditions of this Contract. Equitable shall make no payment without written consent from the Employer, and Equitable shall be fully discharged of any liability therefore to the extent such payments are made pursuant to such direction from the Employer or Participant.

SECTION 10.06-PLAN STATUS

All requests for third party transfers, ownership changes, elections, changes of Annuity Commencement Date, withdrawals, loans, surrenders, Participant terminations or death benefit payments may be made by the Participant unless the Employer instructs otherwise.

SECTION 10.07-MANNER OF PAYMENT

Equitable will pay all amounts payable under this Contract by check (in United States dollars) or, any other method agreed to by the Employer and Equitable. All amounts payable by the Employer will be paid by check payable to Equitable (in United States dollars) or by any other method acceptable to Equitable.

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                                                                              42

SECTION 10.08-REPORTS AND NOTICES

With respect to each Participant, at least once each year until the Annuity Commencement Date, Equitable will furnish the Participant with a report showing for each Investment Option the Annuity Account Value, the number of Accumulation Units for each Variable Investment Option and for the Fixed Maturity Option, the Fixed Maturity Amount and Annuity Account Value.

The terms of this Contract which require Equitable to send a report or any written notice will be satisfied by Equitable mailing any such report or notice to the Employer or Participant's last known address as shown in Equitable's records. Notifications of rules in effect and other matters of general applicability to this contract may be included in the contract prospectus and prospectus supplements as mailed to such address from time to time. The notices and reports may also be delivered by electronic means as agreed upon between Equitable and the Employer or Participant.

All written notices sent to Equitable will not be effective until received in good order during a Business Day at the Processing Office.

SECTION 10.09-CONTRACT HOLDER'S RESPONSIBILITY

If the Contract Holder is the trustee of a trust established pursuant to a trust agreement between Equitable and the said trustee and adopted by the Employer, that the trustee will have no responsibility for Contributions or any payments or other distributions under the Plan or Contract or for the administration of the Plan or Contract. In addition, Equitable will deal with such trustee in accordance with the terms and conditions of the trust agreement pursuant to which the trustee agreed to act as such and in such manner as the trustee and Equitable agree, without the consent of any other person.

2003-GAC 403(B)
                                                                              43

                      TABLE OF GUARANTEED ANNUITY PAYMENTS

    Table of Rates Per Thousand on Life & Certain Annuities (Certain Period of 10 Years not to Exceed Life Expectancy)


     RETIREMENT AGE                     UNISEX         Certain Period
          [65                             4.15              10
           66                             4.24              10
           67                             4.33              10
           68                             4.42              10
           69                             4.53              10
           70                             4.63              10
           71                             4.74              10
           72                             4.86              10
           73                             4.98              10
           74                             5.11              10
           75                             5.24              10
           76                             5.37              10
           77                             5.52              10
           78                             5.66              10
           79                             5.81              10
           80                             6.04               9
           81                             6.21               9
           82                             6.49               8
           83                             6.68               8
           84                             7.00               7
           85                             7.23               7
           86                             7.45               7
           87                             7.86               6
           88                             8.12               6
           89                             8.59               5
           90                             8.88               5
           91                             9.17               5
           92                             9.46               5
           93                            10.06               4
           94                            10.38               4
           95                            10.72              4]

The amount of income provided under an Annuity Benefit payable on the Life Annuity form with Ten Years Certain is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G", where the mortality improvements are adjusted to be not less than 1% for males and 1.25% for females and projected for (age minus 25) years.

Amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.

2003-GAC 403(B)
                                                                              44